Exhibit 1.9

NEITHER THIS PRESS RELEASE OR ANY OF THE INFORMATION SET FORTH HEREIN MAY BE PUBLISHED OR DISTRIBUTED, DIRECTLY OR INDIRECTLY, IN WHOLE OR IN PART, IN CANADA, SOUTH AFRICA, AUSTRALIA, JAPAN, OR IN ANY JURISDICTION IN WHICH SUCH PUBLICATION OR DISTIRBUTION WOULD BE PROHIBITED BY APPLICABLE LAW

NOTICE TO U.S. INVESTORS

THIS TRANSACTION (AS DEFINED BELOW) IS PROPOSED WITH RESPECT TO THE SECURITIES OF A FOREIGN COMPANY. THE TRANSACTION IS SUBJECT TO DISCLOSURE REQUIREMENTS OF A FOREIGN COUNTRY THAT ARE DIFFERENT FROM THOSE OF THE UNITED STATES. FINANCIAL STATEMENTS INCLUDED IN THE BELOW DOCUMENT, IF ANY, HAVE BEEN PREPARED IN ACCORDANCE WITH FOREIGN ACCOUNTING STANDARDS THAT MAY NOT BE COMPARABLE TO THE FINANCIAL STATEMENTS OF UNITED STATES COMPANIES.

IT MAY BE DIFFICULT FOR YOU TO ENFORCE YOUR RIGHTS AND ANY CLAIM YOU MAY HAVE ARISING UNDER THE FEDERAL SECURITIES LAWS, SINCE THE ISSUER IS LOCATED IN A FOREIGN COUNTRY, AND SOME OR ALL OF ITS OFFICERS AND DIRECTORS MAY BE RESIDENTS OF A FOREIGN COUNTRY. YOU MAY NOT BE ABLE TO SUE A FOREIGN COMPANY OR ITS OFFICERS OR DIRECTORS IN A FOREIGN COURT FOR VIOLATIONS OF THE U.S. SECURITIES LAWS. IT MAY BE DIFFICULT TO COMPEL A FOREIGN COMPANY AND ITS AFFILIATES TO SUBJECT THEMSELVES TO A U.S. COURT'S JUDGMENT.

YOU SHOULD BE AWARE THAT THE ISSUER MAY PURCHASE SECURITIES OTHERWISE THAN IN THE CONTEXT OF THE TRANSACTION, SUCH AS IN OPEN MARKET OR PRIVATELY NEGOTIATED PURCHASES.

Campari confirms its strong commitment to complete the transfer of registered office to the Netherlands and takes action to prevent opportunistic behaviours which may render the Transaction uneconomic for the Company

Another Extraordinary Meeting of Shareholders convened by June 30, 2020 to permit the shareholders to vote on the revocation of the transfer of registered office, taking into account the withdrawal results, thereby inhibiting the payment of the withdrawal price to the withdrawing shareholders whose shares will in any case remain non-negotiable pending the completion of the procedure

Milan, March 16th, 2020-Further to the announcement of February 18th, 2020, despite the general macroeconomic environment and the financial markets are materially affected by the negative effects arising from the Coronavirus pandemic, the Board of Directors of Davide Campari-Milano S.p.A. (Campari or the Company) has confirmed its strong commitment to pursue the completion of the transfer of its registered office from Italy to the Netherlands (the Transaction) to be approved by the shareholders’ extraordinary meeting of March 27, 2020 (the March 27 EGM) and has resolved to take action to neutralize the potential negative impact deriving from the potential exercise of the withdrawal rights by shareholders not supporting the Transaction.

Considering that the material negative effects represented by Coronavirus pandemic result in the stock price being materially below the withdrawal price of €8.376, some investors may be tempted to exercise their withdrawal rights purely in order to take opportunistic advantage from the current market conditions. Furthermore, irrespective of the aggregate amount of the actual withdrawals, their cost for the Company is likely to prove materially higher than what was reasonably foreseeable. Consequently, the Board of Directors has determined that, whilst the completion of the Transaction is in the best interest of the Company, it is also in the best interest of the Company to give the shareholders the ex post right to cancel the Transaction once the expected cash outflow deriving from the actual withdrawals is known and that also in the event that the actual withdrawals were not to exceed the maximum amount payable by the Company (€150 million, which has been set as a condition precedent to the Transaction, plus the amount of €76.5 million that, before the occurrence of the Coronavirus pandemic, the controlling shareholder Lagfin S.C.A., Société en Commandite par Actions, had committed to buy from withdrawing shareholders).

NEITHER THIS PRESS RELEASE OR ANY OF THE INFORMATION SET FORTH HEREIN MAY BE PUBLISHED OR DISTRIBUTED, DIRECTLY OR INDIRECTLY, IN WHOLE OR IN PART, IN CANADA, SOUTH AFRICA, AUSTRALIA, JAPAN, OR IN ANY JURISDICTION IN WHICH SUCH PUBLICATION OR DISTIRBUTION WOULD BE PROHIBITED BY APPLICABLE LAW

To this purpose the Board of Directors has resolved to convene an extraordinary shareholders’ meeting by June 30, 2020 (the New EGM) to approve, if the shareholders so decide taking into account the actual withdrawal results, the revocation of the March 27 EGM resolution approving the Transaction (to the extent it is approved), thereby inhibiting the payment of the withdrawal price to the withdrawing shareholders, whose shares will anyhow remain blocked from the withdrawal exercise and up to the New EGM convened by June 30, 2020 (in case the Transaction is cancelled by the New EGM) or for a period of 180 days (in case the Transaction is not cancelled and the withdrawal procedure is completed). The New EGM has been convened pursuant to article 2437-bis, paragraph 3, of the Italian civil code which provides that the withdrawals cease to be of any effect (including the right to receive the withdrawal price) if the resolution of the extraordinary meeting of shareholders triggering the withdrawal right (i.e., the March 27 EGM) is revoked.

In accordance with the terms of the Transaction, also in the event that the Transaction is not cancelled by the New EGM of June 30, 2020, any payment of the consideration to the withdrawing shareholders remains conditional upon the Transaction becoming effective, which, in turn, is subject to the satisfaction of certain conditions precedent (including, inter alia, the condition precedent linked to the maximum amount payable by the Company for the withdrawn shares not exceeding €150 million).

Shareholders are reminded that, in accordance with Italian mandatory provisions of law, the exercise of the withdrawal right is not revocable and that shares in relation to which the withdrawal right has been exercised are blocked (and hence not saleable nor negotiable) between the date of exercise of the withdrawal right and the completion of the withdrawal procedure (or termination by the New EGM) which will not occur before the New EGM convened by June 30, 2020.

The Board of Directors expects shareholders to fully support the Transaction in the interest of the Company and to express their vote solely on its merits and not relying on the payment of the withdrawal price.

Considering the strong and solid strategic rationale of the Transaction, the Board of Directors has also determined that, in the event that the Transaction cannot be completed for any reason (including if the March 27 EGM’s proposed resolution approving the Transaction is revoked by the New EGM), it will submit it to the shareholders’ approval once again as soon as the market and stock price conditions will stabilize and cease to be affected by the current extraordinary circumstances.

Additional information on the Transaction and the New EGM are available in the ‘Questions & Answers’ document which will be made available on the corporate website of the Company (www.camparigroup.com). The notice of the New EGM and the complete proposals by the Board, if any, will be made available in accordance with the applicable provisions of law.

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IMPORTANT INFORMATION FOR INVESTORS AND SHAREHOLDERS

This press release is for informational purposes only and is not intended to constitute and does not constitute an offer or an invitation to exchange, sell or a solicitation of an offer of subscription or purchase, or an  invitation to exchange, purchase or subscribe for any financial instrument or any part of the business or assets described herein, any other participation or a solicitation of any vote or approval in any jurisdiction, in relation to this transaction or otherwise, nor will any sale, issuance or transfer of financial instruments take place in any jurisdiction in breach of the applicable law. This press release must not be interpreted in any way as a recommendation to anyone who reads it. No offer of financial instruments will be made. This press release is not a prospectus or information document on a financial product or other offer document for purposes of Regulation (EU) 2017/1129 of the European Parliament and Council dated 14 June 2017.

This press release does not constitute an offer to the public in Italy, within the meaning set forth in Section 1, letter (t) of Legislative Decree no. 58 of 24 February 1998, as subsequently amended and supplemented. The issuance, publication or distribution of this documentation in certain jurisdictions may be restricted by law and, therefore, persons in the jurisdictions in which this document is issued, published or distributed must become informed and comply with such restrictions.

This press release does not constitute an offer of sale of financial instruments in the United States under the Securities Act or in any other jurisdiction in which it is illegal to make such an offer, or a solicitation of votes for the Shareholders’ Meeting mentioned in this document. The financial instruments referred to in this press release have not been and will not be registered in accordance with the Securities Act or the laws concerning financial instruments of any state of the United States, and any statement to the contrary constitutes a breach of the law. The financial instruments referred to in this press release may not be offered or sold in the United States or to, or on behalf of or for the benefit of U.S. Persons, as defined in Regulation S under the Securities Act, except by virtue of an exemption or in a transaction not subject to registration obligations under the Securities Act or to the state or local laws applicable to financial instruments.

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NEITHER THIS PRESS RELEASE OR ANY OF THE INFORMATION SET FORTH HEREIN MAY BE PUBLISHED OR DISTRIBUTED, DIRECTLY OR INDIRECTLY, IN WHOLE OR IN PART, IN CANADA, SOUTH AFRICA, AUSTRALIA, JAPAN, OR IN ANY JURISDICTION IN WHICH SUCH PUBLICATION OR DISTIRBUTION WOULD BE PROHIBITED BY APPLICABLE LAW

Forward Looking Statements

This communication contains certain forward-looking statements relating to Campari and the proposed transaction. All statements included in this communication concerning activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and involve known and unknown risks, uncertainties and other factors, including, but not limited to, the following: volatility and deterioration of capital and financial markets, changes in general economic conditions, economic growth and other changes in business conditions, changes in government regulation, uncertainties as to whether the proposed transaction will be consummated, uncertainties as to the timing of the proposed transaction, uncertainties as to how many shareholders will participate in the proposed transaction, the risk that the announcement of the proposed transaction may make it more difficult for Campari Group to establish or maintain relationships with its employees, suppliers and other business partners, the risk that the businesses of Campari Group will be adversely impacted during the pendency of the proposed transaction; the risk that the operations of Campari Group will not be integrated successfully, and other economic, business and competitive factors affecting the businesses of Campari Group. Such factors include, but are not limited to: (i) changes in the laws, regulations or policies of the countries where Campari Group operates; (ii) the adoption, both at a global level and in the countries where Campari Group operates, of restrictive public policies that have an impact on the production, distribution, marketing, labelling, importation, price, sale or consumption of alcoholic products; (iii) long-term changes in consumers’ preferences and tastes, social or cultural trends resulting in a reduction in the consumption of products of the Campari Group as well as in purchasing patterns and the ability of Campari Group to anticipate these changes in the marketplace; and (iv) increased production costs and volatility of raw materials’ prices.

Therefore, Campari and its affiliates, directors, advisors, employees and representatives, expressly disclaim any liability whatsoever for such forward-looking statements.

These forward-looking statements speak only as of the date of this communication and Campari does not undertake an obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise, except as required by law.

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For further information

Investor Relations

Chiara Garavini	Tel. +39 02 6225 330	Email: chiara.garavini@campari.com

Corporate Communications

Enrico Bocedi	Tel. +39 02 6225 680	Email: enrico.bocedi@campari.com

http://www.camparigroup.com/en/investor
http://www.camparigroup.com/en

NEITHER THIS PRESS RELEASE OR ANY OF THE INFORMATION SET FORTH HEREIN MAY BE PUBLISHED OR DISTRIBUTED, DIRECTLY OR INDIRECTLY, IN WHOLE OR IN PART, IN CANADA, SOUTH AFRICA, AUSTRALIA, JAPAN, OR IN ANY JURISDICTION IN WHICH SUCH PUBLICATION OR DISTIRBUTION WOULD BE PROHIBITED BY APPLICABLE LAW

About Campari Group

Campari Group is a major player in the global spirits industry, with a portfolio of over 50 premium and super premium brands, spreading across Global, Regional and Local priorities. Global Priorities, the Group’s key focus, include Aperol, Campari, SKYY, Grand Marnier, Wild Turkey and Appleton Estate. The Group was founded in 1860 and today is the sixth-largest player worldwide in the premium spirits industry. It has a global distribution reach, trading in over 190 nations around the world with leading positions in Europe and the Americas. Campari Group’s growth strategy aims to combine organic growth through strong brand building and external growth via selective acquisitions of brands and businesses.

Headquartered in Milan, Italy, Campari Group owns 21 plants worldwide and has its own distribution network in 21 countries. Campari Group employs approximately 3,700 people. The shares of the parent company Davide Campari-Milano S.p.A. (Reuters CPRI.MI - Bloomberg CPR IM) have been listed on the Italian Stock Exchange since 2001. For more information: http://www.camparigroup.com/en.

Please enjoy our brands responsibly.

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